Exhibit 15.2

September 17, 2021

MINISO Group Holding Limited

25F, Heye Plaza, No. 486, Kangwang Middle Road

Liwan District, Guangzhou 510140, Guangdong Province

The People’s Republic of China

Dear Sirs,

We consent to the references to our firm and the summaries of our opinions under the heading “Item 3. Key Information—D. Risk Factors” included in MINISO Group Holding Limited’s annual report on Form 20-F for the year ended June 30, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on or around September 17, 2021. We further consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the Registration Statement on Form S-8 (File No. 333-255274) filed on April 16, 2021, pertaining to MINISO Group Holding Limited’s 2020 Share Incentive Plan. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ JunHe LLP

JunHe LLP